Exhibit 10.1

CORPORATE GOVERNANCE AND STANDSTILL AGREEMENT

This CORPORATE GOVERNANCE AND STANDSTILL AGREEMENT, dated January 9, 2007, is among JO-ANN STORES, INC., an Ohio corporation (the “Company”), TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware limited liability company (“TCP”), MR. MICHAEL E. TENNENBAUM, a United States citizen (“Mr. Tennenbaum”), and TENNENBAUM & CO., LLC, a Delaware limited liability company (“TCO”). TCP, Mr. Tennenbaum, and TCO are collectively referred to as “Tennenbaum”).

WHEREAS, Tennenbaum has filed with the Securities and Exchange Commission a Schedule 13F disclosing the beneficial ownership of 2,838,400 Common Shares of the Company (“Common Shares”), comprising approximately 11.6% of the outstanding Common Shares as of September 30, 2006.

WHEREAS, TCP serves as investment advisor to certain funds (the “Managed Funds”), including Special Value Opportunities Fund, LLC, a Delaware limited liability company, and Special Value Expansion Fund, LLC, a Delaware limited liability company, which are the registered holders of the Common Shares beneficially owned by Tennenbaum.

WHEREAS, the Company’s Board of Directors (the “Board of Directors”) has appointed a special committee of directors (the “Special Committee”) to consider and act upon matters relating to Tennenbaum and its investment in the Company.

WHEREAS, the Special Committee and Tennenbaum have been involved in extensive discussions, including discussions regarding certain features of the Company’s corporate governance structure.

WHEREAS, Tennenbaum and the Board of Directors share an interest in good corporate governance and in maintaining a constructive working relationship.

WHEREAS, the Board of Directors and the Company’s new management team are focussed on developing and refining a new strategic plan and improving the Company’s performance and desire to have broad-based shareholder support on corporate governance issues.

NOW, THEREFORE, for good and valuable consideration, the Company and Tennenbaum, on behalf of itself and its Managed Funds, agree as follows:

1. Ohio Control Share Acquisition Law. The Company will place on the agenda for its 2007 Shareholder Meeting, and the Board of Directors will recommend approval of, a proposal to amend the Company’s articles of incorporation in order to opt out of the Ohio control share acquisition law (Section 1701.831 of the Ohio General Corporation Law).

2. Phase Out of Classified Terms of Directors. The Company will place on the agenda for its 2007 Shareholder Meeting, and the Board of Directors will recommend approval of, a proposal to amend the Company’s code of regulations in order to phase out the classified terms of directors. This proposal will provide that directors elected at the 2007 Shareholder Meeting and at all subsequent annual meetings will be elected for one-year terms. The directors now in office who are not up for election at the 2007 Shareholder Meeting will, however, continue to serve the remainder of their terms (i.e., one or two years, depending on what class they are in), after which their successors will be elected for one-year terms. Accordingly, the classified board will be completely eliminated as of the Company’s 2009 Shareholder Meeting. The Company will not change the classes to which any of the existing directors have been elected.

3. Shareholder Rights Plan.

(a) The Company is party to a Second Amended and Restated Rights Agreement, dated November 4, 2003, with National City Bank, National Association, as Rights Agent (the “Rights Agreement”). In general terms, the Rights Agreement provides that rights issued under the Rights Agreement (the “Rights”) will “flip-in” if any person or group becomes the beneficial owner of 15% or more of the outstanding Common Shares (the “Share Ownership Threshold”). The Company agrees that, during the term of this Agreement, it will not amend the Rights Agreement to provide a Share Ownership Threshold of less than 15%.

(b) The Company will not extend the duration of the Rights Agreement beyond its scheduled termination date of October 31, 2010. Any new shareholders rights plan adopted by the Company during the term of this Agreement will not have a term in excess of three years and will be subject to shareholder approval or ratification within one year after adoption.

(c) The Company will amend the Rights Agreement to provide that a Triggering Event does not occur until 10 days after any person or group becomes an Acquiring Person (as these terms are defined in the Rights Agreement).

(d) The Company will amend the Rights Agreement to provide that, if the Company receives a “qualifying offer” and, within 120 days following receipt of the qualifying offer, does not redeem the Rights or amend the Rights Agreement to permit the qualifying offer or a superior offer to be consummated, the Company will call a special meeting of shareholders in order to permit shareholders to vote upon the redemption of the rights or amendment of the Rights Agreement. In any such event, the special meeting will be called and held within 165 days after receipt of the qualifying offer. To be a “qualifying offer,” the offer must meet the following conditions: (i) the offer is for any and all shares at the same price (so that all shareholders have an opportunity to participate in any control premium), (ii) financing is in place or fully committed, and (iii) the Company has not received written advice, from counsel with nationally recognized expertise in the relevant area of law, that there is a substantial probability that the transaction will not be consummated by reason of regulatory or legal obstacles.

(e) The Company will not circumvent the purpose or intent of clause (a), (c), or (d) of this Section 3 by terminating the Rights Agreement and adopting a new shareholder rights plan with inconsistent provisions.

4. Standstill.

(a) At the Company’s 2007 Shareholder Meeting and at any special meeting of the Company’s shareholders prior to its 2008 Shareholder Meeting or June 30, 2008 (whichever comes first), Tennenbaum will, and will cause its Managed Funds to, (i) not initiate any proposals not approved by the Board of Directors, (ii) not initiate or request the making of any such proposals by others or pay all or any part of the expenses incurred by others in connection with any such proposals, and (iii) with respect to proposals initiated by others that relate to the subject matter of, and are inconsistent with the accomodation of the parties reflected by, this Agreement (such as proposals for the reincorporation of the Company in Delaware, the opting out of any Ohio laws other than the control share acquisition law, the immediate declassification of terms of directors, or the termination of the Rights Agreement before the expiration of its term), either vote in accordance with the recommendation of the Board of Directors or abstain.

(b) At the Company’s 2007 Shareholder Meeting and at any special meeting of the Company’s shareholders prior to its 2008 Shareholder Meeting or June 30, 2008 (whichever comes first), Tennenbaum will, and will cause its Managed Funds to, (i) not nominate any candidate for election as director of the Company, (ii) not initiate or request the nomination of any such candidates by others or pay all or part of the expenses incurred by others in connection with any such nominations, (iii) vote for the election or reelection of any of the Company’s existing directors, provided they are nominated by the Board of Directors, and (iv) if a vacancy is created by an increase in the number of directors in any class (other than an increase by or at the recommendation of the Board of Directors) or the removal of any director by shareholders (other than a removal at the recommendation of the Board of Directors), not vote for the election of any candidate to fill the vacancy who is not nominated or recommended for election by the Board of Directors.

5. Term. This Agreement will expire, and the obligations of the parties to this Agreement will cease, whenever Tennenbaum is the beneficial owner of less that 5.0% of the Common Shares then outstanding.

6. Other Provisions

(a) Each of the parties will pay its own expenses incurred in connection with the matters addressed by this Agreement.

(b) The Company and Tennenbaum, on behalf of itself and its Managed Funds, acknowledge that the other party or parties would be irreparably harmed by a breach of this Agreement and that monetary remedies would be inadequate. Accordingly, without prejudice to any other rights and remedies otherwise available, each of the parties consents to the granting of equitable relief, including injunctive relief and specific performance, without proof of actual damages as a remedy for any breach or threatened breach of this Agreement. To the extent permitted by law, each of the parties also waives any requirement for the securing or posting of any bond in connection with any such remedy.

(c) If any term or provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement will not be affected and will be construed as if such invalid or unenforceable provision had never been contained herein, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

(d) This Agreement constitutes the entire agreement among the parties with regard to its subject matter. No modification, amendment, or waiver will be binding without the written consent of the parties. This Agreement will inure to the benefit of and be binding upon each of the parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties without the prior written consent of the other parties.

(e) This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflict of laws principles thereof.

(f) Any notice to the parties will be made in writing and sent by first class mail, by overnight courier, or by facsimile with original copy to follow by first class mail or overnight courier to:

In the case of the Company:

Jo-Ann Stores, Inc.
5555 Darrow Road
Hudson, Ohio 44236
Attention: David Goldston, Esq.
Senior Vice President, General Counsel & Secretary

Facsimile Number: 330-463-6675

In the case of Tennenbaum:

Tennenbaum Capital Partners
2951 28th Street
Suite 1000
Santa Monica, CA 90405

Attention: Howard Levkowitz

Facsimile Number: (310) 899-4950

Any party may change the address or facsimile number for the giving of notice by giving the other parties notice of the change.

(g) This Agreement may be executed in counterparts and signature pages exchanged by facsimile or by e-mail of pdf or comparable files, and each counterpart will be deemed to be an original, but both counterparts of which will constitute the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.

JO-ANN STORES, INC.

By: /s/ Darrell Webb

President and Chief Executive Officer

TENNENBAUM CAPITAL PARTNERS, LLC

By: /s/ Howard Levkowitz

Managing Member

TENNENBAUM & CO., LLC

By: /s/ Michael E. Tennenbaum

Managing Member

MICHAEL E. TENNENBAUM

By: /s/ Michael E. Tennenbaum